Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES THIRD QUARTER FISCAL 2023 FINANCIAL RESULTS

Revenue from continuing operations increased 5.9% to $152.5 million, driven by 5.5% volume growth

Loss from continuing operations of $5.7 million, compared to earnings of $2.4 million in the prior year

Adjusted EBTIDA from continuing operations increased 8.1% to $19.1 million

Maintains Q4 outlook for continuing operations and provides 2024 outlook

Minneapolis, Minnesota - November 8, 2023 - SunOpta Inc. ("SunOpta" or the "Company") (Nasdaq:STKL) (TSX:SOY), a U.S.-based global pioneer fueling the future of sustainable, plant-based foods and beverages, today announced financial results for the third quarter ended September 30, 2023.

All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

Third Quarter 2023 highlights:

  Revenues of $152.5 million increased 5.9% compared to $144.0 million in the year earlier period, driven by 5.5% volume growth.

  Gross profit margin was 13.3% on a reported basis. Excluding start-up costs, gross margin was 16.4%, down 140 basis points from 17.8% mainly due to the 150-basis point increase in depreciation related to new production equipment.

  Loss from continuing operations was $5.7 million compared to earnings of $2.4 million in the prior year period.

  Adjusted earnings¹ from continuing operations attributable to common shareholders was $0.5 million or $0.00 per diluted common share, compared to adjusted earnings of $2.4 million or $0.02 per diluted common share in the prior year period.

  Adjusted EBITDA¹ from continuing operations of $19.1 million, or 12.5% of revenues, compared to $17.7 million and 12.3% of revenues in the prior year period.

"We delivered strong volume-driven revenue growth in the third quarter from protein shakes, oat milk and snacks," said Joe Ennen, SunOpta Chief Executive Officer. "In addition, the divestiture of our frozen fruit operations subsequent to the end of the quarter was a major strategic milestone that significantly optimizes our product portfolio for growth and profitability along with helping to reduce debt and strengthen our balance sheet, which creates opportunities for capital allocation beneficial to shareholders, including the potential adoption of a share repurchase program. Key growth initiatives continue to advance including market share gains with existing customers, new customers and total addressable market expansion. We are also in the process of replacing our existing asset-based lending arrangement, supplemented with third-party extended payable facilities and finance leases, with a term loan and revolver structure with limited finance leases, which we expect will be in place by the end of the year. With our strong foundation, leverageable platform and expanding capacity, we are confident in our direction and believe that we remain well positioned to deliver significant long-term sustainable growth and value for shareholders."

Third Quarter 2023 Results

Revenues from continuing operations increased 5.9% to $152.5 million for the third quarter of 2023.  The increase was driven by a favorable volume/mix which was up 5.5% and pricing which was up 0.4%. Volume/mix reflected volume growth from oat milks and creamers, 330-milliliter protein shakes and teas, as well as increased sales volumes for fruit snacks, partially offset by lower external sales of plant-based ingredients, due to increased internal demand for oat base and softer demand for almond beverages.

Gross profit was $20.3 million for the third quarter, compared to $25.1 million in the prior year period. As a percentage of revenues, gross profit margin was 13.3% compared to 17.4% in the third quarter of 2022, a decrease of 410 basis points, as reported. Excluding the impact of start-up costs related to the new plant in Midlothian, Texas, and new extrusion line at the fruit snacks facility in Omak, Washington, adjusted gross margin was 16.4% in the third quarter of 2023, compared to 17.8% in the third quarter of 2022. The 140-basis point decline in adjusted gross margin reflected the impact of incremental depreciation of new production equipment for capital expansion projects and higher manufacturing costs partially offset by a positive mix shift in plant-based ingredients with increased internal use.

Operating income¹ was $1.5 million, or 1.0% of revenue in the third quarter of 2023, compared to operating income of $6.6 million, or 4.6% of revenues in the third quarter of 2022. The decrease in operating income was driven by lower gross profit, higher business development and employee severance costs in conjunction with the divestiture of Frozen Fruit and related consolidation of continuing operations, partially offset by lower employee incentive compensation accruals and variable stock-based compensation expenses.

Loss from continuing operations for the quarter ended September 30, 2023 was $5.7 million, compared with earnings of $2.4 million for the quarter ended October 1, 2022. Diluted loss per share from continuing operations attributable to common shareholders (after dividends and accretion on preferred stock) was $0.05 for the quarter ended September 30, 2023, compared with a diluted earnings per share of $0.01 for the quarter ended October 1, 2022.

Loss from discontinued operations was $140.1 million (diluted loss per share of $1.21) for the quarter ended September 30, 2023, compared with $14.3 million (diluted loss per share of $0.13) for the quarter ended October 1, 2022. The increase in the loss from discontinued operations reflected the estimated pre-tax loss on the divestiture of Frozen Fruit of $118.8 million recognized in the third quarter of 2023, compared with a pre-tax loss on the divestiture of Sunflower of $23.2 million recorded in the third quarter of 2022. In addition, the increase in the loss from discontinued operations reflected a period-over-period decrease in the gross profit of Frozen Fruit prior to the divestiture due to lower sales and production volumes as a result of softer retail consumption trends and lost foodservice distribution, together with inventory reserves recognized in connection with the divestiture.

Adjusted earnings¹ in the third quarter of 2023 was $0.5 million or $0.00 per diluted common share, compared to adjusted earnings of $2.4 million or $0.02 per diluted common share in the third quarter of 2022.

Adjusted EBITDA¹ from continuing operations was $19.1 million or 12.5% of revenue in the third quarter of 2023, compared to $17.7 million or 12.3% of revenue in the third quarter of 2022.

Please refer to the discussion and table below under "Non-GAAP Measures".

Balance Sheet and Cash Flow

As of September 30, 2023, SunOpta had total assets of $746.7 million (including $142.1 million of assets held-for-sale related to the divestiture of Frozen Fruit) and total debt of $314.8 million compared to total assets of $855.9 million and total debt of $308.5 million at year end fiscal 2022.  During the third quarter of 2023, cash used in operating activities of continuing operations was $25.9 million compared to cash provided of $9.3 million during the third quarter of 2022. The increase in cash used mainly reflected the impact of start-up costs related to our Midlothian, Texas, facility, and higher cash interest expense on borrowings to finance capital expenditures, together with increases in working capital mainly due to the timing of accounts receivable and payables. Investing activities of continuing operations consumed $4.7 million of cash during the third quarter of 2023 versus $37.3 million in the prior year. The year-over-year decrease reflected the completion of certain major capital projects, including the construction of our new plant-based beverage facility in Midlothian, Texas.

Divestiture of Frozen Fruit

On October 12, 2023, the Company entered into an Asset Purchase Agreement with Natures Touch Mexico, S. de R.L. de C.V. and Nature's Touch Frozen Fruits, LLC to sell certain assets and liabilities of Frozen Fruit for an aggregate purchase price of approximately $141 million, subject to closing working capital adjustments. The transaction closed on October 12, 2023 (the "Closing Date"). The transaction represents the Company's exit from the processing, packaging and selling of individually quick frozen fruit for retail, foodservice and industrial applications. Frozen Fruit was previously identified as a reporting unit within the Company's former Fruit-Based Foods and Beverages operating and reportable segment.

At the Closing Date, the estimated aggregate purchase price was comprised of cash consideration of $95.3 million; a short-term note receivable of $10.5 million; secured seller promissory notes due in three years with a stated principal amount of $20.0 million in the aggregate; and the assumption by the purchasers of $15.7 million of accounts payable and accrued liabilities of Frozen Fruit. At the Closing Date, $20.5 million of the cash consideration was used to make required repayments of certain bank loans and other liabilities of Frozen Fruit not assumed by the purchasers. The Company utilized the remaining cash consideration of $74.8 million to repay a portion of the outstanding borrowings under its revolving credit facilities.

2023 Outlook2

For fiscal 2023, the Company maintains its outlook, adjusting for the divestiture of Frozen Fruit:

($ millions)	Previous 2023 Consolidated Outlook	2023 Frozen Fruit Outlook	2023 Continuing Operations Outlook
Revenue	$880 - 900	$266 - 270	$614 - 630
Adj. EBITDA	$87 - 91	$12 - 14	$75 - 77
Revenue growth	(6%) - (4%)		4% - 7%
Adj. EBITDA growth	4% - 9%		18% - 21%

2024 Outlook2

For fiscal 2024, the Company expects strong revenue growth, driven by volume and strong adjusted EBITDA growth:

($ millions)	2024 Outlook	Growth*
Revenue	$670 - 700	8% - 13%
Adj. EBITDA	$87 - 92	14% - 21%

*Expected growth based on the midpoint of the range of the 2023 outlook

Conference Call

SunOpta plans to host a conference call at 5:30 P.M. Eastern time on Wednesday, November 8, 2023, to discuss the third quarter financial results. After opening remarks, there will be a question-and-answer period. Investors interested in listening the live webcast can access a link on SunOpta's website at www.sunopta.com under the "Investor Relations" section or directly here. A replay of the webcast will be archived and can be accessed for approximately 90 days on the Company's website. This call may be accessed with the toll free dial-in number dial (888) 440-4182 or International dial-in number (646) 960-0653 using Conference ID: 8338433.

¹ See discussion of non-GAAP measures

2 The Company has included certain forward-looking statements about the future financial performance that include non-GAAP financial measures, including Adjusted EBITDA. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because management cannot reliably predict all of the necessary components of such GAAP measures. Historically, management has excluded the following items from certain of these non-GAAP measures, and such items may also be excluded in future periods and could be significant amounts.

  Expenses related to the acquisition or divestiture of a business, including business development costs, impairment of assets, integration costs, severance, retention costs and transaction costs;
  Start-up costs of new facilities and equipment;
  Charges associated with restructuring and cost saving initiatives, including but not limited to asset impairments, accelerated depreciation, severance costs and lease abandonment charges;
  Asset impairment charges and facility closure costs;
  Legal settlements or awards; and
  The tax effect of the above items.

About SunOpta Inc.

SunOpta (Nasdaq:STKL) (TSX:SOY) is a U.S.-based, global pioneer fueling the future of sustainable, plant-based food and beverages. Founded nearly 50 years ago, SunOpta manufactures natural, organic and specialty products sold through retail and foodservice channels. SunOpta operates as a manufacturer for leading natural and private label brands, and also proudly produces its own brands, including SOWN ®, Dream®, and West LifeTM. For more information, visit www.sunopta.com, LinkedIn and Twitter.

Forward-Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, the potential adoption of a share repurchase program, replacement of our existing asset-based lending arrangement by the end of the year, our belief that we are well positioned to deliver significant long-term sustainable growth and value for shareholders, our expectation for strong revenue growth for fiscal 2024 and our anticipated Revenue, Adjusted EBITDA , Revenue growth and Adjusted EBITDA growth for fiscal 2023 and our anticipated Revenue and Adjusted EBITDA for fiscal 2024. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as "potential", "expect", "believe", "anticipate", "estimates", "can", "will", "target", "should", "would", "plans", "continue", "becoming", "intend", "confident", "may", "project", "intention", "might", "predict", "budget", "forecast" or other similar terms and phrases intended to identify these forward-looking statements. Forward-looking statements are based on information available to the Company on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments including, but not limited to, the Company's actual financial results; our exit from, and use of proceeds from the divestiture of the assets and liabilities of, Frozen Fruit, uninterrupted operations and service levels to our customers; current customer demand for the Company's products; general economic conditions; continued consumer interest in health and wellness; the Company's ability to maintain product pricing levels; planned facility and operational expansions, closures and divestitures; cost rationalization and product development initiatives; alternative potential uses for the Company's capital resources; portfolio optimization and productivity efforts; the sustainability of the Company's sales pipeline; the Company's expectations regarding commodity pricing, margins and hedging results; procurement and logistics savings; freight lane cost reductions; yield and throughput enhancements; the cost of the frozen fruit recall; labor cost reductions; and the terms of our insurance policies. Whether actual timing and results will agree with expectations and predictions of the Company is subject to many risks and uncertainties including, but not limited to, potential loss of suppliers and customers as well as the possibility of supply chain, logistics and other disruptions; unexpected issues or delays with the Company's structural improvements and automation investments; failure or inability to implement portfolio changes, process improvements, go-to-market improvements and process sustainability strategies in a timely manner; changes in the level of capital investment; local and global political and economic conditions; consumer spending patterns and changes in market trends; decreases in customer demand; delayed or unsuccessful product development efforts; potential product recalls; potential additional costs associated with the frozen fruit recall; working capital management; availability and pricing of raw materials and supplies; potential covenant breaches under the Company's credit facilities; and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized. The Company undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on its website to reflect future events or circumstances, except as may be required under applicable securities laws.

Contacts:

Investor Relations:

Reed Anderson

ICR

646-277-1260

reed.anderson@icrinc.com

Media Relations:

Konnect Agency

213-988-8344

sunopta@konnectagency.com

Source: SunOpta Inc.

SunOpta Inc.
Consolidated Statements of Operations
For the quarters and three quarters ended September 30, 2023 and October 1, 2022
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

	Quarter ended		Three quarters ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
	$	$	$	$

Revenues	152,541	144,023	448,673	431,605

Cost of goods sold	132,273	118,891	385,697	355,691

Gross profit	20,268	25,132	62,976	75,914

Selling, general and administrative expenses	18,377	17,866	58,403	58,864
Intangible asset amortization	446	446	1,338	1,338
Other expense (income), net	-	451	(20)	1,408
Foreign exchange loss (gain)	(37)	(223)	44	(208)

Operating income	1,482	6,592	3,211	14,512

Interest expense, net	7,162	3,901	19,391	8,844

Earnings (loss) from continuing operations before income taxes	(5,680)	2,691	(16,180)	5,668

Income tax expense	-	332	3,978	1,360

Earnings (loss) from continuing operations	(5,680)	2,359	(20,158)	4,308
Loss from discontinued operations	(140,143)	(14,293)	(143,126)	(10,203)
Net loss	(145,823)	(11,934)	(163,284)	(5,895)

Dividends and accretion on preferred stock	(426)	(764)	(1,552)	(2,279)

Loss attributable to common shareholders	(146,249)	(12,698)	(164,836)	(8,174)

Basic earnings (loss) per share
Earnings (loss) from continuing operations	(0.05)	0.01	(0.19)	0.02
Loss from discontinued operations	(1.21)	(0.13)	(1.26)	(0.09)
Loss attributable to common shareholders(1)	(1.26)	(0.12)	(1.45)	(0.08)

Diluted earnings (loss) per share
Earnings (loss) from continuing operations	(0.05)	0.01	(0.19)	0.02
Loss from discontinued operations	(1.21)	(0.13)	(1.26)	(0.09)
Loss attributable to common shareholders(1)	(1.26)	(0.12)	(1.45)	(0.08)

Weighted-average common shares outstanding (000s)
Basic	115,616	107,752	113,700	107,566
Diluted	115,616	109,239	113,700	108,731

(1) The sum of individual per share amounts may not add due to rounding.

SunOpta Inc.
Consolidated Balance Sheets
As at September 30, 2023 and December 31, 2022
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars)

	September 30, 2023	December 31, 2022
	$	$

ASSETS
Current assets
Cash and cash equivalents	348	679
Restricted cash	3,196	-
Accounts receivable	60,634	59,545
Inventories	84,332	74,439
Prepaid expenses and other current assets	20,011	15,535
Income taxes recoverable	3,384	4,040
Current assets held for sale	142,070	148,119
Total current assets	313,975	302,357

Property, plant and equipment, net	316,500	292,306
Operating lease right-of-use assets	84,653	78,761
Intangible assets, net	22,307	23,646
Goodwill	3,998	3,998
Deferred income taxes	696	3,712
Other assets	4,522	5,184
Non-current assets held for sale	-	145,888

Total assets	746,651	855,852

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	89,993	95,879
Notes payable	44,446	-
Income taxes payable	521	957
Current portion of long-term debt	46,695	38,491
Current portion of operating lease liabilities	13,488	12,499
Current liabilities held for sale	18,878	13,207
Total current liabilities	214,021	161,033

Long-term debt	268,093	269,993
Operating lease liabilities	80,842	74,329
Deferred income taxes	325	-
Non-current liabilities held for sale	-	3,228
Total liabilities	563,281	508,583

Series B-1 preferred stock	14,385	28,062

SHAREHOLDERS' EQUITY
Common shares	462,630	440,348
Additional paid-in capital	25,516	33,184
Accumulated deficit	(320,524)	(155,688)
Accumulated other comprehensive income	1,363	1,363
Total shareholders' equity	168,985	319,207

Total liabilities and shareholders' equity	746,651	855,852

SunOpta Inc.
Consolidated Statements of Cash Flows
For the quarters and three quarters ended September 30, 2023 and October 1, 2022
(Unaudited)
(Expressed in thousands of U.S. dollars)

	Quarter ended		Three quarters ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
	$	$	$	$

CASH PROVIDED BY (USED IN)
Operating activities
Net loss	(145,823)	(11,934)	(163,284)	(5,895)
Loss from discontinued operations	(140,143)	(14,293)	(143,126)	(10,203)
Earnings (loss) from continuing operations	(5,680)	2,359	(20,158)	4,308
Items not affecting cash:
Depreciation and amortization	7,983	5,837	22,873	16,828
Amortization of debt issuance costs	298	413	1,093	1,184
Deferred income taxes	282	7,590	4,260	11,237
Stock-based compensation	3,068	4,092	8,989	9,691
Other	(96)	(74)	410	1,822
Changes in operating assets and liabilities, net of divestitures	(31,708)	(10,878)	(25,852)	(21,651)
Net cash provided by (used in) operating activities of continuing operations	(25,853)	9,339	(8,385)	23,419
Net cash provided by operating activities of discontinued operations	16,521	10,634	18,798	9,643
Net cash provided by (used in) operating activities	(9,332)	19,973	10,413	33,062
Investing activities
Additions to property, plant and equipment	(4,716)	(37,371)	(37,272)	(98,742)
Proceeds from sale of property, plant and equipment	-	90	-	4,182
Net cash used in investing activities of continuing operations	(4,716)	(37,281)	(37,272)	(94,560)
Net cash provided by (used in) investing activities of discontinued operations	(127)	15,373	(1,085)	7,750
Net cash used in investing activities	(4,843)	(21,908)	(38,357)	(86,810)
Financing activities
Increase in borrowings under revolving credit facilities	16,207	1,761	22,718	19,724
Borrowings of long-term debt	507	33,094	19,840	74,197
Repayment of long-term debt	(10,629)	(6,172)	(31,435)	(13,557)
Proceeds from notes payable	42,507	-	77,602	-
Repayment of notes payable	(17,788)	-	(33,156)	-
Proceeds from the exercise of stock options and employee share purchases	255	612	831	1,203
Payment of withholding taxes on stock-based awards	(114)	(631)	(9,121)	(1,602)
Payment of cash dividends on preferred stock	(304)	(609)	(1,427)	(1,827)
Payment of share issuance costs	(68)	-	(191)	-
Payment of debt issuance costs	-	(113)	-	(672)
Net cash provided by financing activities of continuing operations	30,573	27,942	45,661	77,466
Net cash used in financing activities of discontinued operations	(13,835)	(26,101)	(14,852)	(23,486)
Net cash provided by financing activities	16,738	1,841	30,809	53,980
Increase (decrease) in cash, cash equivalents and restricted cash in the period	2,563	(94)	2,865	232
Cash and cash equivalent, beginning of the period	981	553	679	227
Cash, cash equivalents and restricted cash, end of the period	3,544	459	3,544	459

Non-GAAP Measures

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides additional information about its operating results regarding adjusted earnings/loss and adjusted earnings/loss before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which are not measures in accordance with U.S. GAAP. The Company believes that adjusted earnings/loss and adjusted EBITDA assist investors in comparing performance across reporting periods on a consistent basis by excluding items that management believes are not indicative of its operating performance. The non-GAAP measures of adjusted earnings/loss and adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

In order to evaluate its results of operations, the Company uses certain other non-GAAP measures that it believes enhance an investor's ability to derive meaningful period-over-period comparisons and trends from the results of operations. In particular, the Company excludes specific items from its reported results that due to their nature or size, it does not expect to occur as part of its normal business on a regular basis. These items are identified in the tables below. These non-GAAP measures are presented solely to allow investors to more fully assess the Company's results of operations and should not be considered in isolation of, or as substitutes for, an analysis of the Company's results as reported under U.S. GAAP.

Adjusted Earnings/Loss

When assessing its financial performance, the Company uses an internal measure that excludes charges and gains that it believes are not reflective of normal operations. This information is provided to allow investors to make meaningful comparisons of the Company's operating performance between periods and to view the Company's business from the same perspective as the Company's management. Adjusted earnings/loss and adjusted earnings/loss per diluted share should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

The following is a tabular presentation of adjusted earnings/loss and adjusted earnings/loss per diluted share, including a reconciliation from net earnings/loss, which the Company believes to be the most directly comparable U.S. GAAP financial measure.

Adjusted EBITDA

The Company defines adjusted EBITDA as operating income plus depreciation, amortization, stock-based compensation, and other unusual items that affect the comparability of operating performance as identified above in the determination of adjusted earnings/loss. The following is a tabular presentation of adjusted EBITDA, including a reconciliation from net earnings/loss, which the Company believes to be the most directly comparable U.S. GAAP financial measure.

	Continuing		Discontinued
	Operations		Operations		Consolidated
		Per Share		Per Share		Per Share
For the quarter ended	$	$	$	$	$	$
September 30, 2023
Net loss	(5,680)		(140,143)		(145,823)
Dividends and accretion on preferred stock	(426)		-		(426)
Loss attributable to common shareholders	(6,106)	(0.05)	(140,143)	(1.21)	(146,249)	(1.26)
Adjusted for:
Loss on divestiture of discontinued operations(a)	-		118,795		118,795
Inventory reserves and impairment charges(b)	-		17,864		17,864
Start-up costs(c)	4,733		-		4,733
Business development costs(d)	928		-		928
Severance costs(e)	897		-		897
Other(f)	-		21		21
Net income tax on adjusting items(g)	-		-		-
Adjusted earnings (loss)	452	0.00	(3,463)	(0.03)	(3,011)	(0.03)

October 1, 2022
Net earnings (loss)	2,359		(14,293)		(11,934)
Dividends and accretion on preferred stock	(764)		-		(764)
Earnings (loss) attributable to common shareholders	1,595	0.01	(14,293)	(0.13)	(12,698)	(0.12)
Adjusted for:
Loss on divestiture of discontinued operations(a)	-		23,227		23,227
Sale of frozen fruit processing facility(h)	-		(3,460)		(3,460)
Start-up costs(c)	608		-		608
Exit from fruit ingredient processing facility(i)	206		-		206
Business development costs(d)	75		-		75
Other(f)	245		(18)		227
Net income tax on adjusting items(g)	(299)		(5,192)		(5,491)
Adjusted earnings	2,430	0.02	264	0.00	2,694	0.02

	Continuing	Discontinued
	Operations	Operations	Consolidated
For the quarter ended	$	$	$
September 30, 2023
Net loss	(5,680)	(140,143)	(145,823)
Income tax benefit	-	(805)	(805)
Interest expense, net	7,162	840	8,002
Depreciation and amortization	7,983	2,966	10,949
Stock-based compensation	3,068	-	3,068
Adjusted for:
Loss on divestiture of discontinued operations(a)	-	118,795	118,795
Inventory reserves and impairment charges(b)	-	17,864	17,864
Start-up costs(c)	4,733	-	4,733
Business development costs(d)	928	-	928
Severance costs(e)	897	-	897
Other(f)	-	21	21
Adjusted EBITDA	19,091	(462)	18,629

October 1, 2022
Net earnings (loss)	2,359	(14,293)	(11,934)
Income tax expense (benefit)	332	(5,296)	(4,964)
Interest expense, net	3,901	441	4,342
Depreciation and amortization	5,837	3,893	9,730
Stock-based compensation	4,092	-	4,092
Adjusted for:
Loss on divestiture of discontinued operations(a)	-	23,227	23,227
Sale of frozen fruit processing facility(h)	-	(3,460)	(3,460)
Start-up costs(c)	608	-	608
Exit from fruit ingredient processing facility(i)	206	-	206
Business development costs(d)	75	-	75
Other(f)	245	(18)	227
Adjusted EBITDA	17,655	4,494	22,149

(a) Reflects the estimated pre-tax loss on the divestiture of Frozen Fruit in the third quarter of 2023 and the pre-tax loss on the divestiture of Sunflower in the third quarter of 2022, which are recorded in loss from discontinued operations.

(b) For the third quarter of 2023, reflects inventory reserves and impairment charges on equipment and operating lease right-of-use assets recognized in connection with the divestiture of Frozen Fruit, which are recorded in loss from discontinued operations.

(c) For the third quarter of 2023, start-up costs included the ramp-up of production at our new plant-based beverage facility in Midlothian, Texas, and the start-up of a new extrusion line at our fruit snacks facility in Omak, Washington, which are recorded in cost of goods sold. For the third quarter of 2022, start-up costs included the hiring and training of new employees for the Midlothian facility, which are recorded in cost of goods sold ($0.5 million) and SG&A expenses ($0.1 million).

(d) Represents third-party costs associated with business development activities, which are inclusive of costs related to the evaluation, execution, and integration of external acquisitions and divestitures, internal expansion projects, and other strategic initiatives. For the third quarters of 2023 and 2022, business development costs related to the divestiture of Frozen Fruit and are recorded in SG&A expenses.

(e) For the third quarter of 2023, reflects employee severance costs accrued in connection with the consolidation of our continuing operations following the divestiture of Frozen Fruit, which are recorded in SG&A expenses.

(f) Other includes reserves for legal settlements and gains and loss on the disposal of assets, which are recorded in other income/expense and loss from discontinued operations.

(g) Reflects the tax effect of the adjustments to earnings calculated based on the statutory tax rates applicable in the tax jurisdiction of the underlying adjustment, net of deferred tax valuation allowances.

(h) For the third quarter of 2022, reflects the gain on sale in August 2022 of a previously owned frozen fruit processing facility, net of exit costs, which is recorded in loss from discontinued operations.

(i) For the third quarter of 2022, reflects exit costs related to a former fruit ingredient processing facility, which are recorded in other expense.

	Continuing		Discontinued
	Operations		Operations		Consolidated
		Per Share		Per Share		Per Share
For the three quarters ended	$	$	$	$	$	$
September 30, 2023
Net loss	(20,158)		(143,126)		(163,284)
Dividends and accretion on preferred stock	(1,552)		-		(1,552)
Loss attributable to common shareholders	(21,710)	(0.19)	(143,126)	(1.26)	(164,836)	(1.45)
Adjusted for:
Loss on divestiture of discontinued operations(a)	-		118,795		118,795
Inventory reserves and impairment charges(b)	-		17,864		17,864
Start-up costs(c)	17,855		-		17,855
Product recall costs, net of insurance recoveries(d)	-		2,500		2,500
Business development costs(e)	2,390		-		2,390
Severance costs(f)	897		-		897
Other(g)	(20)		519		499
Net income tax on adjusting items(h)	-		-		-
Change in valuation allowance for deferred tax
assets(i)	3,978		-		3,978
Adjusted earnings (loss)	3,390	0.03	(3,448)	(0.03)	(58)	(0.00)

October 1, 2022
Net earnings (loss)	4,308		(10,203)		(5,895)
Dividends and accretion on preferred stock	(2,279)		-		(2,279)
Earnings attributable to common shareholders	2,029	0.02	(10,203)	(0.09)	(8,174)	(0.08)
Adjusted for:
Loss on divestiture of discontinued operations(a)	-		31,468		31,468
Sale of frozen fruit processing facility(j)	-		(2,544)		(2,544)
Start-up costs(c)	1,329		-		1,329
Business development costs(e)	874		-		874
Exit from fruit ingredient processing facility(k)	577		-		577
Other(g)	831		(64)		767
Net income tax on adjusting items(h)	(949)		(16,414)		(17,363)
Adjusted earnings	4,691	0.04	2,243	0.02	6,934	0.06

	Continuing	Discontinued
	Operations	Operations	Consolidated
For the three quarters ended	$	$	$
September 30, 2023
Net loss	(20,158)	(143,126)	(163,284)
Income tax expense (benefit)	3,978	(636)	3,342
Interest expense, net	19,391	1,392	20,783
Depreciation and amortization	22,873	8,861	31,734
Stock-based compensation	8,989	-	8,989
Adjusted for:
Loss on divestiture of discontinued operations(a)	-	118,795	118,795
Inventory reserves and impairment charges(b)	-	17,864	17,864
Start-up costs(c)	17,855	-	17,855
Product recall costs, net of insurance recoveries(d)	-	2,500	2,500
Business development costs(e)	2,390	-	2,390
Severance costs(f)	897	-	897
Other(g)	(20)	519	499
Adjusted EBITDA	56,195	6,169	62,364

October 1, 2022
Net earnings (loss)	4,308	(10,203)	(5,895)
Income tax expense (benefit)	1,360	(15,978)	(14,618)
Interest expense, net	8,844	1,160	10,004
Depreciation and amortization	16,828	11,687	28,515
Stock-based compensation	9,691	-	9,691
Adjusted for:
Loss on divestiture of discontinued operations(a)	-	31,468	31,468
Sale of frozen fruit processing facility(j)	-	(2,544)	(2,544)
Start-up costs(c)	1,329	-	1,329
Business development costs(e)	874	-	874
Exit from fruit ingredient processing facility(k)	577	-	577
Other(g)	831	(64)	767
Adjusted EBITDA	44,642	15,526	60,168

(a) For the first three quarters of 2023, reflects the estimated pre-tax loss on the divestiture of Frozen Fruit which is recorded in loss from discontinued operations. For the first three quarters of 2022, reflects the pre-tax loss on the divestiture of Sunflower of $23.2 million, together with a loss of $8.2 million on the settlement of the purchase price allocation related to the 2020 divestiture of our global ingredients business, Tradin Organic, which are recorded in loss from discontinued operations.

(b) For the first three quarters of 2023, reflects inventory reserves and impairment charges on equipment and operating lease right-of-use assets recognized in connection with the divestiture of Frozen Fruit, which are recorded in loss from discontinued operations.

(c) For the first three quarters of 2023, start-up costs included the ramp-up of production at our new plant-based beverage facility in Midlothian, Texas, the start-up of new extrusion and high-speed packaging lines at our fruit snacks facility in Omak, Washington, and professional fees related to productivity initiatives within our manufacturing operations, which were recorded in cost of goods sold ($16.3 million) and SG&A expenses ($1.5 million). For the first three quarters of 2022, start-up costs mainly related to the hiring and training of new employees for the Midlothian facility, and the integration of the Dream and West Life brands, which were recorded in cost of goods sold ($1.2 million) and SG&A expenses ($0.1 million).

(d) Reflects the self-insured retention amount under our insurance policies related to the recall of specific frozen fruit products initiated in the second quarter of 2023, which is recorded in loss from discontinued operations.

(e) Represents third-party costs associated with business development activities, which are inclusive of costs related to the evaluation, execution, and integration of external acquisitions and divestitures, internal expansion projects, and other strategic initiatives. For the first three quarters of 2023, business development costs related to the divestiture of Frozen Fruit, and, for the first three quarters of 2022, these costs related to the divestitures of Frozen Fruit and Sunflower, together with our inaugural Investor Day held in June 2022. These costs were recorded in SG&A expenses.

(f) For the first three quarters of 2023, reflects employee severance costs accrued in connection with the consolidation of our continuing operations following the divestiture of Frozen Fruit, which are recorded in SG&A expenses.

(g) Other includes reserves for legal settlements and gains and loss on the disposal of assets, which are recorded in other income/expense and loss from discontinued operations.

(h) Reflects the tax effect of the preceding adjustments to earnings calculated based on the statutory tax rates applicable in the tax jurisdiction of the underlying adjustment, net of deferred tax valuation allowances. In addition, for the first three quarters of 2022, reflects $11.0 million of tax benefits resulting from the settlement of the purchase price allocation related to the divestiture of Tradin Organic.

(i) For the first three quarters, reflects an increase to the valuation allowance for U.S. deferred tax assets recognized in the second quarter of 2023, based on an assessment of the future realizability of the related tax benefits.

(j) For the first three quarters of 2022, reflects the gain on sale in August 2022 of a previously owned frozen fruit processing facility, net of exit costs, which is recorded in loss from discontinued operations.

(k) For the first three quarters of 2022, reflects exit costs related to a former fruit ingredient processing facility, which are recorded in other expense.

Quarterly Adjusted EBITDA from Continuing Operations

The following table presents quarterly adjusted EBITDA from continuing operations.

		Fiscal 2023
					Three quarters
		Quarter ended			ended
		April 1, 2023	July 1, 2023	September 30, 2023	September 30, 2023
		$	$	$	$
Net loss		(1,166)	(13,312)	(5,680)	(20,158)
Income tax expense (benefit)		(3,965)	7,943	-	3,978
Interest expense, net		5,664	6,565	7,162	19,391
Depreciation and amortization		7,050	7,840	7,983	22,873
Stock-based compensation		3,892	2,029	3,068	8,989
Adjusted for:
Start-up costs		6,425	6,697	4,733	17,855
Business development costs		731	731	928	2,390
Severance costs		-	-	897	897
Other		42	(62)	-	(20)
Adjusted EBITDA		18,673	18,431	19,091	56,195

	Fiscal 2022
	Quarter ended				Year ended
	April 2, 2022	July 2, 2022	October 1, 2022	December 31, 2022	December 31, 2022
	$	$	$	$	$
Net earnings	1,055	894	2,359	6,429	10,737
Income tax expense (benefit)	212	816	332	(7,320)	(5,960)
Interest expense, net	2,153	2,790	3,901	4,312	13,156
Depreciation and amortization	5,350	5,641	5,837	6,219	23,047
Stock-based compensation	1,629	3,970	4,092	4,139	13,830
Adjusted for:
Start-up costs	440	281	608	4,699	6,028
Business development costs	183	616	75	296	1,170
Exit from fruit ingredient processing facility	-	371	206	-	577
Other	304	282	245	243	1,074
Adjusted EBITDA	11,326	15,661	17,655	19,017	63,659